Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 7, 2011 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.3 billion revenue passenger miles (RPMs) in March 2011, a 9.8 percent increase from the 6.7 billion RPMs flown in March 2010.  Available seat miles (ASMs) increased 8.9 percent to 9.0 billion from the March 2010 level of 8.2 billion.  The load factor for the month was 81.6 percent, compared to 81.0 percent for the same period last year.  For March 2011, passenger revenue per ASM is estimated to have increased in the eight to nine percent range compared to March 2010.
For the first quarter of 2011, Southwest flew 19.2 billion RPMs, compared to 17.2 billion RPMs flown for the same period in 2011, an increase of 11.9 percent.  Available seat miles increased 8.3 percent to 24.5 billion from the 2010 level of 22.6 billion.  The year-to-date load factor was 78.3 percent, compared to 75.9 percent for the same period last year.
This release, as well as past news releases on Southwest, is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MARCH

	2011	2010	CHANGE

Revenue passengers carried	7,933,796	7,702,573	3.0%

Enplaned passengers	9,689,544	9,155,156	5.8%

Revenue passenger miles (000)	7,333,003	6,676,372	9.8%

Available seat miles (000)	8,982,345	8,245,430	8.9%

Load factor	81.6%	81.0%	0.6	pts.

Average length of haul	924	867	6.6%

Trips flown	99,328	94,768	4.8%

	YEAR-TO-DATE

	2011	2010	CHANGE

Revenue passengers carried	21,108,130	19,976,835	5.7%

Enplaned passengers	25,599,118	23,694,464	8.0%

Revenue passenger miles (000)	19,195,885	17,161,713	11.9%

Available seat miles (000)	24,505,674	22,619,460	8.3%

Load factor	78.3%	75.9%	2.4	pts.

Average length of haul	909	859	5.8%

Trips flown	273,823	261,892	4.6%

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